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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940


     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

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                              Name: The Weitz Funds

                      Address of Principal Business Office:

                        1125 South 103 Street, Suite 600
                           Omaha, Nebraska 68124-6008

                        Telephone Number: (402) 391-1980

                Name and address of agent for service of process:

                          The Corporation Trust Company
                            Corporation Trust Center
                               1209 Orange Street
                           Wilmington, Delaware 19801

                                   Copies to:

                            Patrick W.D. Turley, Esq.
                                   Dechert LLP
                               1775 I Street, N.W.
                             Washington, D.C. 200065

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:
YES /X/ NO / /

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                                   SIGNATURES

     Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on its behalf in the City of Omaha in the State of Nebraska on the 8th day of August, 2003.


                                               THE WEITZ FUNDS


                                               By: /s/ Wallace R. Weitz
                                                   ----------------------
                                                   Wallace R. Weitz
                                                   President


Attest:  /s/ Mary K. Beerling
       ---------------------
       Mary K. Beerling
       Secretary


240256.1.03